Exhibit 99.1

Laureen DeBuono

CFO of Thermage, Inc.

510-259-5221

Investor Contact:

EVC Group, Inc.

Douglas Sherk/Jenifer Kirtland

415-896-6820

Media Contact:

EVC Group, Inc.

Steve DiMattia

Jennifer Saunders

646-201-5445

Thermage, Inc. Reports Fourth Quarter and Full Year 2006 Results

Company Achieves Record Revenue; Q4 Revenue and Net Income Each Increase by $5.4 Million Over Prior Year Period

Hayward, Calif., February 13, 2007 — Thermage, Inc. (Nasdaq: THRM), a leader in non-invasive tissue tightening in the aesthetic industry, today reported financial results for the fourth quarter and full year ended December 31, 2006.

Revenue for the quarter ended December 31, 2006 was $14.8 million, up 58% from $9.3 million for the quarter ended December 31, 2005. Gross profit increased to $10.7 million or 72.3% of revenue, for the quarter ended December 31, 2006, up from $5.9 million or 63.0% of revenue for the quarter ended December 31, 2005. The Company reported GAAP net income of $1.4 million with no income allocable to common stockholders for the quarter ended December 31, 2006, versus a net loss of $4.0 million, or $1.06 per share, for the quarter ended December 31, 2005. Non-GAAP (1) net income for the fourth quarter of 2006 was $0.3 million, or $0.02 per share, compared to a net loss of $3.1 million, or $0.20 per share, for the prior year period.

“In the fourth quarter, we experienced strong revenue growth in both U.S. and international markets,” said Stephen J. Fanning, President and Chief Executive Officer. “U.S. revenue increased 69% and international revenue increased 47% as compared to the fourth quarter of 2005. Recurring revenue generated by our ThermaTips and other consumable products represented 74% of total revenue during the period.

“We are very pleased with the treatment tips, applications, and practice marketing tools we introduced to our customers in 2006,” continued Mr. Fanning. “In 2007, we will focus on continuing to deliver new treatment tips and applications to our worldwide installed base of over 2,000 customers. We anticipate driving further leverage from our industry unique business model built predominantly on strong recurring revenue. In addition, we are committed to building lasting partnerships with our customers.”

Revenue for the year ended December 31, 2006 was $54.3 million, up 34% from $40.7 million for the year ended December 31, 2005. Gross profit increased to $39.1 million, or 71.9% of revenue for the year ended December 31, 2006, up from $28.3 million, or 69.7% of revenue, for the year ended December 31, 2005. The Company reported a GAAP net loss of $3.9 million, or $0.60 per share, for the year ended December 31, 2006 versus a net loss of $8.2 million, or $2.25 per share, for the year ended December 31, 2005. Non-GAAP (1) net losses for the years ended December 31, 2006 and 2005 were $1.2 million, or $0.07 per share, and $7.3 million, or $0.46 per share, respectively.

Guidance:

Management expects revenue for full year 2007 to be in a range of $65 million to $68 million, an increase of 20% to 25% over full year 2006.

For the full year 2007, we expect GAAP diluted earnings per share to be in a range of a net loss of $0.04 per share to net income of $0.03 per share. Non-GAAP (1) diluted earnings per share are expected to be in a range of net income of $0.16 to $0.23 per share. The per share earnings amounts are based on fully diluted weighted average shares of 26 million.

Non-GAAP Presentation:

(1)	To supplement the condensed consolidated financial information presented on a GAAP basis, management has provided non-GAAP net income and loss, and non-GAAP earnings per share measures that exclude the impact of all stock-based compensation expenses, amounts recorded for revaluation of a preferred stock warrants liability and gain on litigation settlement, all net of income taxes. The calculation of non-GAAP net earnings per share also assumes the conversion into common stock of the Company’s shares of convertible preferred stock, which automatically converted into shares of common stock upon the Company’s initial public offering in November 2006. The Company believes that these non-GAAP financial measures provide investors with insight into what is used by management to conduct a more meaningful and consistent comparison of the Company’s ongoing operating results and trends, compared with historical results. This presentation is also consistent with management’s internal use of the measure, which it uses to measure the performance of ongoing operating results, against prior periods and against our internally developed targets. A table reconciling the GAAP financial measures to the non-GAAP measures is included in the condensed consolidated financial information attached to this release.

Conference Call

The conference call is scheduled to begin at 1:30 p.m. PST (4:30 p.m. EST) on February 13, 2007. The call will be broadcast live over the Internet hosted at the Investor Relations section of the Company’s website at www.thermage.com. In addition, you may call to listen to the live broadcast: 800-257-1836 for domestic participants and 303-262-2143 for international participants. Participating in the call will be Stephen J. Fanning, President and Chief Executive Officer, and Laureen DeBuono, Chief Financial Officer.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain accessible for seven days. This replay can be accessed by dialing 800-405-2236, Pass code 11077434# for domestic callers and 303-590-3000, Pass code 11077434# for international callers. An archived web cast will also be available at www.thermage.com.

About Thermage, Inc.

Thermage’s innovative technology provides a unique non-invasive procedure designed to tighten and contour skin, significantly expanding the non-invasive aesthetic applications physicians can offer to the rapidly growing “anti-aging” market. For more information, call 1-510-259-7117 or visit www.thermage.com

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Thermage’s ability to continue to grow its business, to focus on new products and applications, and Thermage’s financial guidance for fiscal year 2007 are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Thermage’s actual results to differ materially from the statements contained herein. Thermage’s fourth quarter and full year ended December 31, 2006 financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on potential risk factors that could affect Thermage’s business and its financial results are detailed in its Form S-1 as filed with the Securities and Exchange Commission on November 9, 2006 and the Company’s Form 10-Q for the period ended September 30, 2006. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Thermage undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Thermage, Inc.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands of dollars, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2006	2005	2006	2005
Net revenue	$14,751	$9,338	$54,320	$40,655
Cost of revenue	4,087	3,452	15,259	12,309

Gross margin	10,664	5,886	39,061	28,346

Operating expenses
Sales and marketing	6,136	4,927	24,071	19,997
Research and development	2,510	2,365	9,639	8,908
General and administrative	2,628	1,913	9,973	7,414
Litigation settlement gain	—	—	—	(1,646)

Total operating expenses	11,274	9,205	43,683	34,673

Loss from operations	(610)	(3,319)	(4,622)	(6,327)
Interest and other income	393	89	768	340
Interest and other expense	1,606	(809)	(55)	(1,549)

Income (loss) before income taxes and cumulative effect of change in accounting principle	1,389	(4,039)	(3,909)	(7,536)
Provision for income taxes	—	—	—	—

Income (loss) before cumulative effect of change in accounting principle	1,389	(4,039)	(3,909)	(7,536)

Cumulative effect of change in accounting principle	—	—	—	(697)

Net income (loss)	$1,389	$(4,039)	$(3,909)	$(8,233)

Income (loss) allocable to common stockholders	$0	$(4,039)	$(3,909)	$(8,233)

Net income (loss) per share — basic and diluted:
Before cumulative effect of change in accounting principle	—	—	—	$(2.06)
Cumulative effect of change in accounting principle	—	—	—	(0.19)

Net income (loss) per share — basic and diluted	$0.00	$(1.06)	$(0.60)	$(2.25)

Weighted average shares outstanding used in calculating net income (loss) per common share:
Basic and diluted	13,578,831	3,802,128	6,561,648	3,664,990

Thermage, Inc

NON-GAAP RECONCILIATION OF NET INCOME (LOSS) AND NET INCOME (LOSS) PER SHARE

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2006	2005	2006	2005
GAAP net income (loss)	$1,389	$(4,039)	$(3,909)	$(8,233)

Non-GAAP adjustments to net income (loss):
Stock-based compensation (a)	855	187	3,517	456
Litigation settlement gain (b)	—	—	—	(1,646)
Impact of change in fair value of preferred warrant liabilities (c)	(1,912)	737	(837)	2,136

Total non-GAAP adjustments to net income (loss)	(1,057)	924	2,680	946

Non-GAAP net income (loss)	$332	$(3,115)	$(1,229)	$(7,287)

GAAP basic and diluted net income (loss) per share	$0.00	$(1.06)	$(0.60)	$(2.25)

Non-GAAP adjustments to basic & diluted income (loss) per share:
Stock-based compensation (a)	0.04	0.01	0.21	0.03
Litigation settlement gain (b)	—	—	—	(0.10)
Impact of change in fair value of preferred warrant liabilities (c)	(0.10)	0.05	(0.05)	0.14
Impact of higher weighted average shares due to assumed conversion of preferred shares (d)	0.07	0.81	0.37	$1.72

Non-GAAP basic net income (loss) per share	$0.02	$(0.20)	$(0.07)	$(0.46)

Non-GAAP diluted net income (loss) per share	$0.02	$(0.20)	$(0.07)	$(0.46)

Weighted average shares outstanding used in calculating non-GAAP basic net income (loss) per common share:	19,555,404	15,844,099	17,081,516	15,707,264

GAAP weighted average shares outstanding used in calculating net income (loss) per common share:	13,578,831	3,802,128	6,561,648	3,664,990
Adjustments to reflect assumed weighted average effect of conversion of preferred stock	5,976,573	12,041,971	10,519,868	12,042,274

Weighted average shares outstanding used in calculating non-GAAP basic net income (loss) per common share:	19,555,404	15,844,099	17,081,516	15,707,264

Adjustments to unvested common stock subject to repurchase	6,875	—	—	—

Adjustments for dilutive potential common stock	2,479,998	—	—	—

Weighted average shares outstanding used in calculating non-GAAP diluted net income per common share:	22,042,277	15,844,099	17,081,516	15,707,264

(a)	Includes all employee and non-employee stock-based compensation charges
(b)	Includes litigation settlement gain recorded in June 2005
(c)	Includes the impact of cumulative effect of change in accounting principle and subsequent adjustments related to the revaluation of the Company’s preferred stock warrant liability during the period.
(d)	Assumes the conversion of the Company’s convertible preferred stock into shares of common stock at the beginning of the period.

Thermage, Inc.

CONDENSED BALANCE SHEETS

(in thousands of dollars, except share and per share data)

(Unaudited)

	December 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$45,915	$10,121
Accounts receivable, net	3,285	2,857
Inventories, net	5,219	5,411
Prepaid expenses and other current assets	1,717	1,350

Total current assets	56,136	19,739
Restricted cash	—	107
Property and equipment, net	3,638	4,073
Other assets	101	113

Total assets	$59,875	$24,032

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable	$1,398	$1,977
Accrued liabilities	7,372	4,774
Current portion of deferred revenue	1,151	1,188
Customer deposits	62	45
Current portion of borrowings	—	808

Total current liabilities	9,983	8,792
Deferred rent, net of current portion	55	110
Other long-term liabilities	—	107
Deferred revenue, net of current portion	716	610
Borrowings, net of current portion	—	4,040
Preferred stock warrants liability	—	3,937

Total liabilities	10,754	17,596

Redeemable convertible preferred stock, $0.001 par value:
shares authorized: 10,000,000 and 26,350,000 shares at 2006 and 2005, respectively
issued and outstanding: none and 12,042,274 shares at 2006 and 2005, respectively	—	45,169
Stockholders’ equity (deficit):
Common stock, $0.001 par value:
shares authorized: 100,000,000 and 29,100,000 shares at 2006 and 2005
issued and outstanding: 22,906,851 and 4,037,774 issued and outstanding	23	4
Additional paid-in capital	93,418	5,682
Deferred stock-based compensation	(6)	(3,541)
Notes receivable from stockholders	(125)	(598)
Accumulated deficit	(44,189)	(40,280)

Total stockholders’ equity (deficit)	49,121	(38,733)

Total liabilities and stockholders’ equity	$59,875	$24,032